Exhibit 99.1

Supplemental Performance Measurements – Average Tangible Assets and Average Tangible Stockholders’ Equity

The information below provides specific definition of non-GAAP measurements utilized in our overview schedule under the financial summary section of Item 2. — Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Return on average tangible assets and return on average tangible stockholders’ equity which represent non-GAAP measures are computed, on an annualized basis, as follows:

Return on average tangible assets is computed by dividing net income, as reported plus amortization of identifiable intangible assets, net of taxes by average total assets less average goodwill and average identifiable intangible assets.

Return on average tangible stockholders’ equity is computed by dividing net income, as reported plus amortization of identifiable intangible assets, net of taxes by average total stockholders’ equity less average goodwill and average identifiable intangible assets.

(dollars In thousands)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
Net Income, as Reported	$119,728	$94,330	$331,244	$293,982
Add: Amortization of Identifiable Intangible Assets, Net of Taxes	1,986	588	3,756	1,766

Net Income, as Adjusted	$121,714	$94,918	$335,000	$295,748

Average Total Assets	$27,185,413	$20,844,524	$24,291,901	$21,602,178
Less: Average Goodwill	1,003,007	410,385	712,529	409,737
Less: Average Identifiable Intangible Assets	48,328	14,138	30,896	15,022

Average Tangible Assets	$26,134,078	$20,420,001	$23,548,476	$21,177,419

Average Stockholders’ Equity	$2,422,116	$1,467,369	$1,963,594	$1,531,312
Less: Average Goodwill	1,003,007	410,385	712,529	409,737
Less: Average Identifiable Intangible Assets	48,328	14,138	30,896	15,022

Average Tangible Stockholders’ Equity	$1,370,781	$1,042,846	$1,220,169	$1,106,553

Return on Average Tangible Assets	1.85%	1.84%	1.90%	1.87%
Return on Average Tangible Stockholders’ Equity	35.32%	36.11%	36.67%	35.73%

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